Exhibit 99.1


                    NEUROLOGIX COMPLETES PRIVATE PLACEMENT
                           FOR TOTAL OF $3.2 MILLION

FORT LEE, N.J. (March 4, 2005)--Neurologix, Inc. (OTCBB: NRGX), which through its subsidiary, Neurologix Research, Inc., is engaged in the research and development of proprietary treatments for disorders of the brain and central nervous system, primarily utilizing gene therapies, today announced that it has completed its recent financing round with an additional private placement of approximately 539,000 shares of newly issued common stock at $1.30 per share, for proceeds of $700,000 before transaction expenses. The purchasers also received five-year warrants to purchase approximately 135,000 shares of common stock, with an exercise price of $1.625 per share. The warrants are callable beginning in August 2007 if the share price exceeds $3.25 for a ten trading day period and certain other conditions are met. Purchasers were several institutional investors. Together with placements on the same terms announced on February 11 and 25, 2005, the total financing round was approximately $3.2 million.

"We are pleased to complete this financing round and welcome the strong group of investors," said Michael Sorell, M.D., CEO of Neurologix. "The share price for the round represented a small premium to the market price at the time Neurologix and Merlin Biomed Group, which led the round, commenced discussions regarding the transaction in early December 2004."

The proceeds of the financing are expected to be used for general corporate purposes, including working capital and capital expenditures, and for research and development.


About Neurologix
Neurologix, Inc. is a development-stage company, which through its subsidiary, Neurologix Research, Inc., is engaged in the research and development of proprietary treatments for disorders of the brain and central nervous system primarily utilizing gene therapies. The Company's initial development efforts are focused on gene therapy for treating Parkinson's disease and epilepsy and its core technology, which it refers to as "NLX," is currently being tested in a Company-sponsored Phase I human clinical trial to treat Parkinson's disease.


                        CAUTIONARY STATEMENT REGARDING
                          FORWARD-LOOKING STATEMENTS

This News Release includes certain statements of the Company that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact. When used in this document, the words "expects," "anticipates," "estimates," "plans," "intends," "projects," "predicts," "believes," "may" or "should," and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company's management with respect to future events. The Company is a development stage company and there is no assurance that its NLX technology will prove safe or effective in treating disorders of the brain and central nervous system or that it will ever become profitable. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements.

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